EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION


THE UNDERSIGNED, being the Chairman of the Board, the President and the CEO of ITI Technologies, Inc., a Delaware corporation (the "CORPORATION"), for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware, does hereby execute this Certificate and acknowledge and represent:

1. That on January 28, 1997, the Board of Directors of the Corporation adopted the following resolutions:

         RESOLVED, that the Corporation's Certificate of Incorporation be amended to increase the number of authorized shares to 30,000,000, subject to the approval of the proposed amendment to the Certificate of Incorporation by the shareholders of the Corporation at the annual meeting of shareholders.

2. That, at the annual meeting of shareholders on May 22, 1997, the holders of the majority of outstanding capital stock of the Corporation voted in favor of the following resolution:

         RESOLVED, that the Certificate of Incorporation of the Corporation be amended, pursuant to Section 242 of the General Corporation Law of the State of Delaware, effective at such time a Certificate of Amendment is filed with the Secretary of State of Delaware, so that the Fifth Article reads as follows:

                  FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is 30,000,000, and the par value of such share is $0.01, amounting in the aggregate to $300,000;

         RESOLVED FURTHER, that the proper officers of the Corporation be, and each of them hereby is, authorized, with the advice of counsel for the Corporation, to take any and all action, to execute any and all documents, agreements and instruments, and to take any and all steps deemed by them necessary or desirable to carry out the purpose and attend to the foregoing resolutions.

IN WITNESS WHEREOF, said ITI Technologies, Inc. has caused this Certificate to be signed by its authorized officer on this 22nd day of May, 1997.

                                                 /s/  Thomas L. Auth
                                                 -------------------------------
                                                 Thomas L. Auth, President
Attest:

/s/  Charles A. Durant
----------------------------
Charles A. Durant, Secretary